 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Atossa Genetics Inc.

We have issued our report dated March 26, 2014 accompanying the consolidated financial statements as of and for the year ended December 31, 2013 included in the Annual Report of Atossa Genetics Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Atossa Genetics Inc. on Form S-3 (File Nos. 333-186248 and 333-192390) and Form S-8 (File Nos. 333-185625 and 333-193952) appearing in this Annual Report on Form 10-K.

/s/ KCCW Accountancy Corp.

Diamond Bar, California

March 30, 2015